Exhibit 4(h)
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
HAWAIIAN ELECTRIC INDUSTRIES CAPITAL TRUST II
     THIS Certificate of Amendment to Certificate of Trust of Hawaiian Electric Industries Capital Trust II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust of the Trust which was filed on December 23, 1996, as heretofore amended, (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”).
     1. Name. The name of the statutory trust is Hawaiian Electric Industries Capital Trust II.
     2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the trustee of the Trust with its principal place of business in the State of Delaware to: U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.
     3. Effective Date. This Certificate of Amendment shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned, as trustee of the Trust, has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

U.S. Bank Trust National Association, not in its individual capacity but solely as trustee
By:	/s/ K. Wendy Kumar
	Name:	K. Wendy Kumar
	Title:	Vice President